Exhibit 5.1

COMMERCE CENTER SUITE 1000 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.726.0464 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 www.bakerdonelson.com
June 22, 2007
Green Bankshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992
Re: Registration Statement on Form S-4, relating to common stock, $2.00 par value
Ladies and Gentleman:
     We have acted as counsel for Green Bankshares, Inc., a Tennessee corporation (the “Company”)in connection with the preparation of the Company’s Registration Statement on Form S-4 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company pursuant to Rule 462(b) of 27,531 shares of common stock, $2.00 par value, (the “Common Stock) of the Company to be issued in connection with the proposed merger (the “Merger”) of Civitas BankGroup, Inc., a Tennessee corporation (“Civitas”), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 25, 2007, by and between the Company and Civitas (the “Merger Agreement”).
     In rendering the opinions expressed below, we have examined and relied upon, among other things, (i) the Merger Agreement, (ii) the Company’s Amended and Restated Charter, (iii) the Company’s Amended and Restated Bylaws, (iv) the resolutions of the Company’s Board of Directors approving the Merger Agreement and the transactions contemplated thereby and (v) originals or copies, certified or otherwise identified to our satisfaction, of such certificates, corporate, public or other records, and other documents as we have deemed appropriate for the purpose of rendering this opinion letter. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents and instruments of all documents and instruments submitted to us as copies or specimens, and the authenticity of the originals of such documents and instruments submitted to us as copies or specimens. We also have made such investigations of law as we have deemed appropriate.
     On the basis of the foregoing, we are of the opinion that the Common Stock has been duly authorized and the Common Stock, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the State of Tennessee and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.
Yours very truly,
/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.